Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Thousands of Dollars, Except Share Information)	2021	2020	2021	2020
Operating Revenues	$2,122,538	$1,953,128	$4,948,378	$4,326,854

Operating Expenses:
Purchased Power, Fuel and Transmission	650,087	630,132	1,648,578	1,506,703
Operations and Maintenance	411,147	332,055	876,689	674,117
Depreciation	274,647	240,516	545,352	476,727
Amortization	5,611	23,397	113,624	73,172
Energy Efficiency Programs	128,955	115,354	317,018	263,747
Taxes Other Than Income Taxes	200,486	178,019	409,944	359,613
Total Operating Expenses	1,670,933	1,519,473	3,911,205	3,354,079
Operating Income	451,605	433,655	1,037,173	972,775
Interest Expense	145,435	134,285	283,201	269,000
Other Income, Net	46,619	30,243	80,820	54,347
Income Before Income Tax Expense	352,789	329,613	834,792	758,122
Income Tax Expense	86,389	75,501	200,370	167,379
Net Income	266,400	254,112	634,422	590,743
Net Income Attributable to Noncontrolling Interests	1,880	1,880	3,759	3,759
Net Income Attributable to Common Shareholders	$264,520	$252,232	$630,663	$586,984

Basic and Diluted Earnings Per Common Share	$0.77	$0.75	$1.83	$1.75

Weighted Average Common Shares Outstanding:
Basic	343,844,626	337,946,663	343,761,435	334,524,452
Diluted	344,435,696	338,561,649	344,385,193	335,749,404

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.